Exhibit 99.1

           Gemstar-TV Guide Announces First Quarter Results

    LOS ANGELES--(BUSINESS WIRE)--May 4, 2006--Gemstar-TV Guide International, Inc. (NASDAQ:GMST) announced that for the first quarter ended March 31, 2006, the Company reported revenues of $144.0 million, a decrease of $20.1 million from revenues of $164.1 million in the first quarter of 2005. Excluding the Publishing Segment, revenues increased 13.5% versus the same quarter of the prior year.
    Operating income for the first quarter of 2006 was $38.5 million, which included depreciation and amortization charges of $8.0 million, compared with operating income of $3.0 million for the first quarter ended March 31, 2005, which included depreciation and amortization charges of $6.9 million. Operating income in the first quarter of 2006 benefited from the reversal of $30.3 million in expenses related to agreements with the Company's former CEO, Henry Yuen, entered into as part of the Company's November 2002 management and corporate governance restructuring. The reversal of these expenses is the result of today's court ruling in the SEC's enforcement case against Mr. Yuen.
    The Company reported income from continuing operations of $34.5 million, or $0.08 per share, for the first quarter of 2006, compared with a loss from continuing operations of $(4.4) million, or $(0.01) per share, for the first quarter of 2005. For the first quarter of 2006, the Company's net income was $34.5 million, or $0.08 per share, compared with a net loss of $(3.7) million, or $(0.01) per share, in the first quarter of 2005.
    Rich Battista, Gemstar-TV Guide CEO commented, "I am pleased with the progress we made this quarter in improving the Company's financial and operating performance. This year we are dedicated to implementing our new corporate strategy and building on the strong foundation we set last year. There is great excitement across the company as we move toward the goal of becoming the leading provider of video guidance across multiple media platforms. Executing on this goal will help us to continue to build value for our shareholders."
    Mr. Battista continued, "This past quarter, there were several key developments in our operating segments that have aided in advancing our strategy. We signed, or renewed long-term multi-service deals with two leading MSOs, Charter Communications and Cox Communications; we launched a number of new programs on TV Guide Channel; we attracted approximately 1.4 million new or renewing subscribers to TV Guide magazine since the re-launch last October; we began the revitalization of TVGuide.com by adding video search and community; and our CE group signed new agreements with Panasonic and Samsung further strengthening our position in the worldwide marketplace."


First Quarter Highlights

Cable and Satellite Segment

-- Revenues at TV Guide Channel were up 8%, at TV Guide Interactive were up 10%, and at TVG Network were up 24%, versus Q1 2005.

-- TV Guide Interactive cable and satellite technology licenses were up 21% and TVG Network households were up 21% versus Q1 2005. TV Guide Spot, the Company's on demand network, grew to 15.8 million digital cable households at the end of Q1 2006.

-- The Company signed, or renewed, long term multi-service agreements with Cox Communications and Charter Communications, which included Gemstar-TV Guide's Interactive Program Guide (IPG) and carriage for TV Guide Channel, TV Guide Spot, and TVG Network. The Company also signed a new distribution agreement with Cablevision for TV Guide Spot carriage.

--  TV Guide Channel launched new programming

    -- Launches include "TV Watercooler", "Square Off", and "Idol Tonight", an exclusive live pre-show of America's #1 TV Show -- American Idol. The Red Carpet live pre-show at the 78th Annual Academy Awards(R) delivered the strongest ratings in the quarter; tune-in grew 76% among females ages 18-34, versus last year's live pre-show.

--  TV Guide Interactive unveiled "j-Guide"

    -- j-Guide, a new Java-based IPG solution for OCAP compatible retail cable set top boxes was unveiled by TV Guide
        Interactive. With a richer user interface and enhanced navigation, j-Guide enables consumers to purchase TVs and set top boxes at retail and receive two-way digital cable services, including VOD from their local cable service.

--  TVG Network's new format debuts next week

    -- TVG Network's new programming format will debut on May 10th. Along with a new programming format and revamped on-screen graphics, the network also introduced its redesigned website, www.TVG.com, adding new content and navigation elements making it easier for customers to watch and wager from home.

-- TV Guide Mobile Entertainment introduced new IPG for mobile devices

    -- TV Guide Mobile introduced a new television interactive program guide designed specifically for mobile devices. In addition, the Company unveiled a new cellular on-demand version of TV Guide Channel. The first customer to announce this new service was Cingular Wireless' streaming video service, Cingular Video.

Publishing Segment

-- TV Guide magazine continues rollout of new full-size, contemporary format

    -- Weekly average circulation in Q1 2006 was 4.1 million copies, 27% higher than the guaranteed rate base. Magazine is on track to manage circulation base down to a target of 3.2 million copies per week.

    -- Non-contributing subscribers were reduced and average subscriber revenue per copy was up 9% versus Q1 2005.

-- TV Guide Online (www.tvguide.com) launched new services, performance up

    -- Revenues at TV Guide Online were up 41%, unique users were up 23%, and average page views top 158 million, up 26% versus Q1 2005.

    -- A uniquely relevant and comprehensive search product, which integrates online video with the breadth and depth of TV
        Guide's content, launched in Q1 2006.

    -- One of the largest professional entertainment blog communities, featuring over 60 entertainment blogs at http://www.tvguide.com/blogs, was launched utilizing both our TV Guide magazine and TV Guide Online editorial staff.

Consumer Electronics (CE) Licensing Segment

-- Revenues for CE IPG were up 47% and for VCR Plus+ were up 11%, versus Q1 2005.

--  Worldwide CE IPG incorporations were up 84% at quarter end versus
    Q1, 2005.

--  Segment EBITDA was up 54% versus Q1 2005.

-- CE Licensing group made key organizational improvements and signed new licensing agreement

    -- Centralized its global sales, management and marketing strategy and made key senior management team hires and promotions.

    -- Signed a multi-product, multi-year licensing agreement with Samsung Electronics Co., Ltd., across its portfolio of digital televisions, recorders and VCRs to license the Company's VCR Plus+, CE Interactive Program Guide (IPG) and certain other Intellectual Property.

    First Quarter 2006 Segment Performance

    The schedule below reflects Gemstar-TV Guide's performance for the quarter ended March 31, 2006 and 2005, by segment. Segment information is presented and reconciled to consolidated income from continuing operations before income taxes as follows.


                 GEMSTAR-TV GUIDE INTERNATIONAL, INC.
            CONSOLIDATED CONTINUING SEGMENT PERFORMANCE (1)
                            (In thousands)


                                             Three Months Ended
                                                  March 31,
                                       -------------------------------
                                            2006             2005
                                        --------------   -------------
Cable and Satellite Segment:
    Revenues                           $       71,812   $      64,813
    Operating Expenses(2)                      45,178          44,513
                                        --------------   -------------
    Adjusted EBITDA(3)                         26,634          20,300
                                        --------------   -------------
Publishing Segment:
    Revenues                                   38,369          71,005
    Operating Expenses(2)                      52,018          79,458
                                        --------------   -------------
    Adjusted EBITDA(3)                        (13,649)         (8,453)
                                        --------------   -------------
CE Licensing Segment:
    Revenues                                   33,851          28,250
    Operating Expenses(2)                      12,949          14,719
                                        --------------   -------------
    Adjusted EBITDA(3)                         20,902          13,531
                                        --------------   -------------
Corporate Segment:
    Operating Expenses(2)                     (12,929)         15,429
                                        --------------   -------------
    Adjusted EBITDA(3)                         12,929         (15,429)
                                        --------------   -------------
Consolidated:
    Revenues                                  144,032         164,068
    Operating Expenses(2)                      97,216         154,119
                                        --------------   -------------
    Adjusted EBITDA(3)                         46,816           9,949
    Stock compensation                           (312)            (25)
    Depreciation and amortization              (7,961)         (6,924)
                                        --------------   -------------
    Operating income                           38,543           3,000
    Interest income, net                        5,169           3,214
    Other income, net                             118             261
                                        --------------   -------------
    Income from continuing operations
     before income taxes               $       43,830   $       6,475
                                        ==============   =============


(1) Segment information is presented and reconciled to consolidated income from continuing operations before income taxes in accordance with SFAS No. 131. In 2005 the Company sold its SkyMall business and accordingly, the operations have been reclassified from the Publishing Segment to Discontinued Operations. Additionally, certain financial statement items for the prior period have been reclassified to conform to the 2006 presentation.

(2) Operating expenses means operating expenses, excluding stock compensation, depreciation and amortization and impairment of intangible assets.

(3) Adjusted EBITDA is defined as operating income (loss), excluding stock compensation, depreciation and amortization and impairment of intangible assets. The Company believes adjusted EBITDA to be relevant and useful information as adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate the performance of and make decisions about resource allocation to the industry segments.

(4) Intersegment revenues and expenses have been eliminated from segment financial information as transactions between reportable segments are excluded from the measure of segment profit and loss reviewed by the chief operating decision maker.

Segment Financials

    Cable and Satellite Segment

    -- For the first quarter ended March 31, 2006, revenues for the Cable and Satellite Segment were $71.8 million, an increase of 11%, or $7.0 million, from $64.8 million in the prior year's quarter. This was primarily due to increased subscriber and licensing revenues at TV Guide Interactive of $3.3 million, an increase in advertising revenues at TV Guide Channel of $2.3 million, and $2.0 million of increased revenues at TVG Network, primarily from increased wagering and licensing revenues.

    -- Adjusted EBITDA for the Cable and Satellite Segment was $26.6 million, an increase of 31%, or $6.3 million, from $20.3 million in the prior year's quarter. The 31% increase was due to the increase in revenues noted above, offset primarily by a $2.2 million increase in TV Guide Channel programming and marketing expenses.

    Publishing Segment

    -- For the first quarter ended March 31, 2006, revenues for the Publishing Segment were $38.4 million, a decrease of 46%, or $32.6 million from $71.0 million in the prior year's quarter. The decrease from the first quarter of 2005 was primarily due to $15.4 million lower circulation revenue and $17.8 million lower advertising revenue. The first quarter circulation variance was primarily due to the planned reduction in our circulation base and includes the year over year price reduction from $2.49 to $1.99 and a $2.3 million investment to acquire consumer facing rack space.

    -- Adjusted EBITDA loss for the Publishing Segment increased 61%, or $5.2 million, to negative $(13.6) million, from a loss of negative $(8.4) million in the first quarter of the prior year. The increased loss was due to the reduction in revenues noted above, offset by a $16.7 million reduction in TV Guide magazine production costs, primarily from reduced numbers of printed copies, and an operating cost decrease of $10.1 million associated with the reformatted TV Guide magazine.

    CE Licensing Segment

    -- For the first quarter ended March 31, 2006, revenues for the CE Licensing Segment were $33.9 million, an increase of 20%, or $5.6 million, from $28.3 million in the prior year's quarter. This increase was primarily due to increases in licensing revenue from incorporations of our CE IPG technology of $5.4 million, and from a revenue increase of $1.6 million from VCR Plus+.

    -- Adjusted EBITDA for the CE Licensing Segment increased 54%, or $7.4 million, to $20.9 million from $13.5 million in the prior year's quarter. This increase was primarily related to the revenue increase noted above, and lower compensation expenses.

    Corporate Segment

    -- For the first quarter ended March 31, 2006, adjusted EBITDA for the Corporate Segment was $12.9 million, compared with a negative $(15.4) million in the prior year's quarter. The positive adjusted EBITDA was due to the reversal of the $30.3 million accrual recorded as part of the November 2002 management and corporate governance restructuring, which amounts are no longer subject to claims by Mr. Yuen as a result of today's court ruling in the SEC's civil enforcement case against Mr. Yuen (See discussion of subsequent event below).

    -- Consolidated legal costs for the first quarter were $6.2 million compared with $6.5 million for the same period in 2005. The Company expects outside legal expenses to continue to be significant for the foreseeable future.

        Subsequent Event to First Quarter

        On May 4, 2006, a final judgment and order was issued by the United States District Court for the Central District of California in the SEC's civil enforcement case against our former CEO, Henry Yuen. The Court's order includes a prohibition against Mr. Yuen taking any further action to obtain the $30.3 million which the Company has been holding in a segregated interest-bearing account since November 2002. The Company's operating results for the quarter ending March 31, 2006 reflect the reversal of the accrual arising from the Company's agreement to pay these amounts to Mr. Yuen pursuant to the November 2002 restructuring agreement. The $30.3 million was included in restricted cash on the Company's March 31, 2006 balance sheet. This balance will be reclassified in the second quarter of 2006, from restricted cash to cash and cash equivalents.



    Discussion of Cash and Liquidity

    At March 31, 2006, the Company's cash, cash equivalents and current marketable securities were $498.3 million, excluding restricted cash of $39.7 million. Cash and cash equivalents increased $23.8 million from the year ended December 31, 2005. Net cash provided by operating activities in the first quarter of 2006 totaled $28.5 million, which was $52.2 million better than the first quarter of 2005, primarily due to the receipt of $52.4 million in Federal income tax refunds. For the first quarter of 2006, the Company recognized non-cash revenue of approximately $23.7 million, including from contracts entered into in prior years for which we received large up front cash payments.
    We anticipate that we will incur operating losses in conjunction with TV Guide magazine operations of approximately $30 million to $36 million during the remainder of 2006. Included in these losses are the anticipated costs of new rack acquisitions, consumer marketing and promotion programs. We incurred approximately $14 million in operating losses for the quarter ended March 31, 2006.
    We intend to also pursue various strategic initiatives to better position ourselves as the leading consumer brand for video guidance across multiple platforms. We anticipate that these initiatives will result in additional operating and capital expenditures. In the first quarter, the Company invested $2.7 million in capital expenditures primarily related to building or enhancing our data, digital content, TV Guide Channel production, ERP systems, and information technology infrastructures. Consistent with previous estimates, for the remainder of 2006 we plan to make capital expenditures of approximately $37.0 million to $42.0 million.
    We anticipate additional operating expenses related to these capital expenditures, and for additional research and development activities, of approximately $15 million to $20 million, for the remainder of 2006.

    Conference Call

    Gemstar-TV Guide will host a conference call with the financial community today, Thursday, May 4, 2006 at 2:00 p.m. PDT (5:00 p.m.
EDT). Rich Battista, chief executive officer, and Bedi A. Singh, chief financial officer, will present management's review of the first quarter's results, followed by a question and answer period.
    The conference call will also be broadcast live via both teleconference and Internet web cast. Investors and analysts may connect to the call by dialing (888) 895-3052 (domestic) or (706) 758-2228 (international). The conference ID number is "8030330". To listen via web cast, link to the Company's Website http://ir.gemstartvguide.com.
    Investors unable to listen to the call live may access an audio replay, which will be hosted for one week following the conclusion of the call. To access the replay, call (800) 642-1687 (domestic) or
(706) 645-9291 (international). The conference ID number is"8030330". An audio archive will also be hosted on the Company's investor relations Website at http://ir.gemstartvguide.com. Replays will be available approximately two hours following the conclusion of the call.

    About Gemstar-TV Guide International, Inc.

    Gemstar-TV Guide International, Inc. (the "Company") (NASDAQ:GMST) is a leading media, entertainment and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide. The Company's businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

    Forward-Looking Statements:

    This news release contains forward-looking statements that involve risks and uncertainties, including risks and uncertainties related to the transformation of our TV Guide magazine publishing business; timely availability and market acceptance of products and services incorporating the Company's technologies and content; our investment in new and existing businesses, including TV Guide magazine and TV Guide Spot; the impact of competitive products and pricing; ongoing and potential future litigation; and the other risks detailed from time to time in the Company's SEC reports, including the most recent reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.
    Note to Editors: Gemstar(R), TV Guide(R), TV Guide Channel(R), TV Guide Interactive(R), and TV Guide Mobile(TM) are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its subsidiaries. The names of other companies and products used herein are for identification purposes only and may be trademarks of their respective owners.


                 GEMSTAR-TV GUIDE INTERNATIONAL, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                 (In thousands, except per share data)


                                            March 31,    December 31,
                                               2006          2005
                                           ------------  ------------
                                           (Unaudited)
                  ASSETS
Current assets:
    Cash and cash equivalents              $   488,968   $   465,131
    Restricted cash                             39,672        39,484
    Marketable securities                        9,320         9,253
    Receivables, net                            68,588        77,230
    Deferred tax assets, net                    20,736        21,305
    Current income taxes receivable                 --        50,204
    Other current assets                        24,090        29,348
                                           ------------  ------------
         Total current assets                  651,374       691,955
Property and equipment, net                     49,857        51,127
Indefinite-lived intangible assets              61,800        61,800
Finite-lived intangible assets, net            103,796       107,638
Goodwill                                       259,524       259,524
Income taxes receivable                         55,629        55,629
Deferred tax assets, long-term                   4,695        10,143
Other assets                                    26,579        21,866
                                           ------------  ------------
                                           $ 1,213,254   $ 1,259,682
                                           ============  ============
   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable                       $    20,549   $    29,111
    Accrued liabilities                        117,529       166,285
    Income taxes payable                         5,646         3,259
    Current portion of capital lease
     obligations                                   570           558
    Current portion of deferred revenue        131,243       139,913
                                           ------------  ------------
         Total current liabilities             275,537       339,126
Long-term capital lease obligations, less
 current portion                                12,569        12,715
Deferred revenue, less current portion         410,295       425,286
Other liabilities                              106,794       109,349
Commitments and contingencies
Stockholders' equity:
    Preferred stock, par value $0.01 per
     share                                          --            --
    Common stock, par value $0.01 per
     share                                       4,337         4,337
    Additional paid-in capital               8,465,952     8,465,785
    Accumulated deficit                     (7,988,388)   (8,022,885)
    Accumulated other comprehensive
     income, net of tax                            454           477
    Treasury stock, at cost                    (74,296)      (74,508)
                                           ------------  ------------
         Total stockholders' equity            408,059       373,206
                                           ------------  ------------
                                           $ 1,213,254   $ 1,259,682
                                           ============  ============


See Notes to Condensed Consolidated Financial Statements as filed in the Company's Form 10-Q.


                 GEMSTAR-TV GUIDE INTERNATIONAL, INC.

      CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS--UNAUDITED
                 (In thousands, except per share data)


                                                 Three Months Ended
                                                      March 31,
                                                ---------------------
                                                  2006        2005
                                                ---------   ---------

Revenues:
    Cable and satellite                         $ 71,812    $ 64,813
    Publishing                                    38,369      71,005
    Consumer electronics licensing                33,851      28,250
                                                ---------   ---------
                                                 144,032     164,068
                                                ---------   ---------
Operating expenses:
    Cable and satellite                           45,283      44,513
    Publishing                                    52,078      79,458
    Consumer electronics licensing                12,982      14,719
    Corporate                                    (12,815)     15,454
                                                ---------   ---------
    Operating expenses, exclusive of expenses
     shown below                                  97,528     154,144
    Depreciation and amortization                  7,961       6,924
                                                ---------   ---------
                                                 105,489     161,068
                                                ---------   ---------
Operating income                                  38,543       3,000
Interest income, net                               5,169       3,214
Other income, net                                    118         261
                                                ---------   ---------
Income from continuing operations before income
 taxes                                            43,830       6,475
Income tax expense                                 9,333      10,882
                                                ---------   ---------
Income (loss) from continuing operations          34,497      (4,407)
                                                ---------   ---------
Discontinued operations:
    Income from discontinued operations               --         419
    Income tax benefit                                --         239
                                                ---------   ---------
Income from discontinued operations                   --         658
                                                ---------   ---------
         Net income (loss)                      $ 34,497    $ (3,749)
                                                =========   =========

Basic and diluted per share:
    Income (loss) from continuing operations    $   0.08    $  (0.01)
    Income from discontinued operations               --          --
                                                ---------   ---------
         Net income (loss)                      $   0.08    $  (0.01)
                                                =========   =========

Weighted average shares outstanding:
    Basic                                        426,173     424,287
    Diluted                                      426,213     424,287


See Notes to Condensed Consolidated Financial Statements as filed in the Company's Form 10-Q.


                 GEMSTAR-TV GUIDE INTERNATIONAL, INC.

      CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS--UNAUDITED
                            (In thousands)


                                                 Three Months Ended
                                                      March 31,
                                                ---------------------
                                                    2006         2005
                                                ---------   ----------

Cash flows from operating activities:
Net income (loss)                               $ 34,497    $ (3,749)
    Adjustments to reconcile net income (loss)
     to net cash provided by
 (used in) operating activities:
    Depreciation and amortization                  7,961       7,215
    Deferred income taxes                          6,017      (3,123)
    Other                                          1,219       1,008
    Changes in operating assets and
     liabilities:
         Receivables                               8,864      12,275
         Income taxes receivable                  50,204       4,665
         Other assets                              1,082       5,528
         Accounts payable, accrued liabilities
          and other liabilities                  (60,034)    (43,687)
         Income taxes payable                      2,387      11,418
         Deferred revenue                        (23,661)    (15,192)
                                                ---------   ---------
              Net cash provided by (used in)
               operating activities               28,536     (23,642)
                                                ---------   ---------
Cash flows from investing activities:
    Investments                                   (1,788)          -
    Purchases of marketable securities            (9,330)     (5,099)
    Maturities of marketable securities            9,246           7
    Proceeds from sale of assets                       8          11
    Additions to property and equipment           (2,732)     (2,491)
                                                ---------   ---------
              Net cash used in investing
               activities                         (4,596)     (7,572)
                                                ---------   ---------
Cash flows from financing activities:
    Repayment of capital lease obligations          (135)       (125)
    Proceeds from exercise of stock options           40       1,403
                                                ---------   ---------
              Net cash (used in) provided by
               financing activities                  (95)      1,278
                                                ---------   ---------
Effect of exchange rate changes on cash and
 cash equivalents                                     (8)        (99)
                                                ---------   ---------
              Net increase (decrease) in cash
               and cash equivalents               23,837     (30,035)
Cash and cash equivalents at beginning of
 period                                          465,131     558,529
                                                ---------   ---------
Cash and cash equivalents at end of period      $488,968    $528,494
                                                =========   =========


See Notes to Condensed Consolidated Financial Statements as filed in the Company's Form 10-Q.


Revenues by Segment and Business Unit (in thousands):


                                     Three Months
                                    Ended March 31,       Change
                                   ----------------- -----------------
                                      2006     2005   Dollars  Percent
                                    -------  ------- --------- -------
Cable and Satellite Segment:
 TV Guide Channel                  $35,397  $32,805    $2,592    7.9 %
 TV Guide Interactive               25,958   23,578     2,380   10.1 %
 TVG Network                        10,426    8,409     2,017   24.0 %
 Other                                  31       21        10   47.6 %
                                    -------  -------  --------
   Total                           $71,812  $64,813    $6,999   10.8 %
                                    =======  =======  ========


                                     Three Months
                                    Ended March 31,       Change
                                   ----------------- -----------------
                                      2006     2005   Dollars  Percent
                                    -------  ------- --------- -------
Publishing Segment:
 TV Guide Magazine                 $35,480  $68,981  $(33,501) (48.6)%
 TV Guide Online                     2,731    1,933       798   41.3 %
 Other                                 158       91        67   73.6 %
                                    -------  -------  --------
   Total                           $38,369  $71,005  $(32,636) (46.0)%
                                    =======  =======  ========


                                     Three Months
                                     Ended March 31,      Change
                                   ----------------- -----------------
                                     2006     2005    Dollars  Percent
                                    -------  ------- --------- -------
CE Licensing Segment:
    VCR Plus+                      $15,740  $14,112  $  1,628   11.5 %
    CE IPG                          16,855   11,444     5,411   47.3 %
    Other                            1,256    2,694    (1,438) (53.4)%
                                    -------  -------  --------
      Total                        $33,851  $28,250  $  5,601   19.8 %
                                    =======  =======  ========


Cable and Satellite Segment Operating Statistics

                                                    As of
                                       -------------------------------
                                       March    Dec.   March    Dec.
                                         31,     31,     31,     31,
Subscriber Data (in thousands) (1)       2006    2005    2005    2004
                                       ------- ------- ------- -------
TV Guide Channel                       77,954  77,353  76,911  76,667
Cable and Satellite Technology
 Licenses                              41,699  39,372  34,511  32,659
TVG Network                            18,100  18,000  15,000  14,300


(1) Subscriber data represents:

    --  Nielsen households for the domestic TV Guide Channel

    -- Cable and Satellite Technology Licenses reported by domestic cable and satellite subscribers that receive either our IPG or another party's IPG provided under a patent license for which we are paid

    -- Households for TVG Network, based primarily on information provided by distributors


Publishing Segment Operating Statistics:


                           March 31,   Dec. 31,  March 31,   Dec. 31,
                             2006      2005 (4)   2005 (5)   2004 (5)
                          ----------- ---------- ---------- ----------
                                         (in thousands)
TV Guide magazine
 circulation (1)
  Newsstand (2)(3)               307        401        311        349
  Subscriptions                3,747      4,575      5,799      5,707
  Sponsored/arrears               17        604      2,921      2,996
                          ----------- ---------- ---------- ----------
                               4,071      5,580      9,031      9,052
                          =========== ========== ========== ==========


(1) Average weekly circulation for the three months ended.

(2) Current period numbers include an estimate for returns. Prior period numbers are updated to reflect actual returns.

(3) Newsstand cover price was increased by $1.00 per copy in early
    Q1, 2006

(4) Includes two issues of the digest format TV Guide magazine.

(5) Results are for the digest format TV Guide magazine.

    CONTACT: Gemstar-TV Guide International, Inc.
             Robert L. Carl, 323-817-4600 (Analysts and Shareholders) or
             Eileen Murphy, 212-852-7336 (Media)